UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2021

CYCLERION THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-38787	83-1895370
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

245 First Street, 18th Floor
Cambridge, Massachusetts 02142

(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (857) 327-8778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CYCN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

Cyclerion Therapeutics, Inc. (the “Company”) has entered into the Lease Termination Agreement, dated as of April 30, 2021 (the “Lease Termination”), with BMR-Rogers Street LLC (the “Landlord”) relating to the Company’s existing Lease, dated as of April 1, 2019, as amended by that certain First Amendment to and Partial Termination of Lease Agreement, dated as of February 28, 2020, as further amended by that certain Second Amendment to and Partial Termination of Lease Agreement, dated as of September 15, 2020 (as so amended, the “Lease”), with the Landlord relating to certain premises located at 301 Binney Street, Cambridge, Massachusetts (the “Premises”).

The Lease Termination provides for, among other terms, the surrender to the Landlord of the Premises. The consideration for the surrender and certain other terms pursuant to the Lease Termination includes (i) no payment by the Company of any termination fee, and (ii) a release of the Company’s security deposit, in the form of a letter of credit posted to the Landlord, of approximately $3.8 million, among other terms. Based on the Lease Termination, the Company will reduce its remaining lease payments by approximately $53 million through the remaining lease term which ends in June 2029.

The foregoing description of the Lease Termination does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Termination, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Lease Termination Agreement, dated as of April 30, 2021, by and between BMR-Rogers Street LLC and the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyclerion Therapeutics, Inc.

Dated: May 4, 2021	By:	/s/Anjeza Gjino
		Name:	Anjeza Gjino
		Title:	Chief Financial Officer

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